Exhibit 99

Brink’s Home Security Holdings, Inc.
8880 Esters Blvd.
Irving, TX 75063
Tel. 972.871.3500
Fax 972.871.3339

FOR IMMEDIATE RELEASE

Contact:

Investor Relations

972.871.3130

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS

THIRD QUARTER EARNINGS ON STAND-ALONE COMPANY BASIS

Operating Profit Increased 54 Percent Due to Growth of Subscriber Base

IRVING, Texas, November 20, 2008 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, today reported financial results on a stand-alone company basis for the third quarter ended September 30, 2008. Brink’s Home Security was spun-off from The Brink’s Company as an independent publicly-traded company on October 31, 2008. The new company began trading “regular way” on the New York Stock Exchange on November 3, 2008 under the symbol “CFL,” which reflects the Company’s mission statement of creating “Customers For Life”.

Revenue for the third quarter of 2008 was $135.4 million, representing an increase of 8.9 percent from $124.3 million recorded in the same period one year ago. The increase in revenue was primarily due to growth in the subscriber base and higher average monitoring rates.

Operating profit was $22.8 million, an increase of 54.1 percent from $14.8 million in the third quarter of 2007 on higher profits from recurring services. Included in the operating profit for the third quarter of 2007 was a $2.5 million charge for litigation. Third quarter 2008 operating profit margin was 16.8 percent, up from 11.9 percent in 2007.

Net income for the third quarter of 2008 was $14.0 million and pro-forma diluted earnings per share were $0.30, representing an increase of 72.8 percent from net income of $8.1 million and pro-forma earnings per share of $0.18 in the same period last year. The increase in net income is due to both improved operating profit performance and a comparatively lower effective tax rate in 2008.

Bob Allen, president and chief executive officer of Brink’s Home Security, commented: “Brink’s Home Security again reported solid growth in subscribers, revenue, and operating profit during a period of continued disruption in the housing market and overall economy. We expect to end the year with our subscriber growth in the mid-single digits versus a year ago. On a full year basis for 2008, we expect revenue growth of about 10 percent and operating profit growth of more than 20 percent over prior year’s results. Looking forward to 2009, we expect continued growth in subscribers, revenue, and operating profit.”

Brink’s Home Security installed approximately 42,700 new customer systems during the quarter versus approximately 45,700 installations in the year-ago quarter. The lower volume of installations reflects the ongoing weakness in the housing market and the overall economy.

The disconnect rate for the third quarter expressed as an annualized percentage was 9.0 percent, up from 6.9 percent in the year-ago quarter. Approximately half of this increase was due to higher residential and commercial subscriber cancellations. The remainder of the increase was due to multi-family contract cancellations at the end of the initial contract period and technical subscriber adjustments, neither of which have a material impact on the income statement. The Company expects the full-year disconnect rate for 2008 to range between 7.5 percent and 7.8 percent.

The Company ended the quarter with approximately 1.3 million subscribers, up 7.1 percent from the year-ago level.

Monthly recurring revenue (“MRR”) rose 9.6 percent to $39.8 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

The effective income tax rate for the quarter was 38 percent, compared to 43.8 percent in the prior year period. The effective tax rate for the full year is expected to be between 38 percent and 39 percent. In 2009, the effective tax rate is expected to be between 38 percent and 40 percent.

Capital expenditures for the quarter totaled $45 million, or $135 million year-to-date. Capital expenditures for the full year are expected to range between $175 million and $180 million.

At spin-off on October 31, The Brink’s Company contributed $50 million to Brink’s Home Security and retained all pension liabilities. Brink’s Home Security has no long-term debt and, on October 21, 2008, entered into a $75 million unsecured credit facility with an option to increase the facility to $125 million.

Monthly Recurring Revenue, as mentioned in this release, is a non-GAAP financial measure and is described in greater detail in the attached schedules. A reconciliation of this non-GAAP measure to its closest GAAP counterpart can be found in the attached schedules.

Conference Call

At 10:00 a.m. CST (11:00 a.m. EST) on Thursday November 20, 2008, the Company will host a conference call to discuss third quarter 2008 results. Interested parties can listen to the conference call by dialing 866-804-6929 (domestic) or 857-350-1675 (international) using pass code 43666615, or via live webcast at www.investors.brinkshomesecurity.com under the ‘Investor Information’ tab. Please dial-in at least five minutes prior to the start of the call. Dial-in replay will be available through December 3, 2008 by calling 888-286-8010 (domestic) or 617-801-6888 (international) using the replay pass code 42028082. A webcast replay will also be available at www.investors.brinkshomesecurity.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks inherent in our spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully rebrand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, the availability and cost of capital and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Form 10, including but not limited to the discussion under “Risk Factors” therein, filed with the Securities and Exchange Commission, which you may view at www.sec.gov.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. Brink’s Home Security operates in more than 250 metropolitan areas and services approximately 1.3 million customers across the Unites States and Canada. For more information about Brink’s Home Security, please visit www.brinkshomesecurityholdings.com or www.brinkshomesecurity.com.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2008	2007	2008	2007

Revenues	$135.4	124.3	397.1	358.4

Total Operating expenses	113.2	110.3	328.8	308.6

Other operating income (expense), net	0.6	0.8	1.0	4.2

Operating profit	22.8	14.8	69.3	54.0

Interest expense	0.2	0.3	0.6	0.9

Interest and other income, net

Income before income taxes	22.6	14.5	68.7	53.1
Provision for income taxes	8.6	6.4	26.4	21.1

Net income	$14.0	8.1	42.3	32.0

Pro Forma Earnings per common share:
Basic	$0.31	0.18	0.92	0.70
Diluted	0.30	0.18	0.92	0.70

Pro Forma Weighted-average common shares outstanding:
Basic	45.8	45.8	45.8	45.8
Diluted	45.9	45.9	45.9	45.9

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2008	2007	2008	2007

($ in Millions)	Supplemental Financial Information

Revenues	$135.4	124.3	397.1	358.4

Operating profit:
Recurring services	$47.4	39.4	145.4	124.7
Investment in new subscribers	(24.6)	(24.6)	(76.1)	(70.7)

Operating profit	$22.8	14.8	69.3	54.0

Monthly recurring revenues (a)			$39.8	$36.3

Number of subscribers (in thousands):
Beginning of period	1,271.5	1,175.1	1,223.9	1,124.9
Installations	42.7	45.7	131.5	136.7
Disconnects	(28.9)	(20.6)	(70.1)	(61.4)

End of period	1,285.3	1,200.2	1,285.3	1,200.2
Average number of subscribers	1,279.1	1,187.7	1,259.0	1,163.8

Annualized disconnect rate	9.0%	6.9%	7.4%	7.0%

(a) see “Non-GAAP Reconciliations” below. SELECTED CASH FLOW INFORMATION (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2008	2007	2008	2007
Depreciation and amortization	$21.5	19.8	63.9	57.4

Capital expenditures	$45.2	47.3	135.3	135.2

Other cash flow information:
Impairment charges from subscriber disconnects	$16.7	13.6	41.4	37.9
Amortization of deferred revenue	(10.5)	(8.9)	(30.5)	(25.6)
Deferral of subscriber acquisition costs (current year payments)	(5.8)	(5.9)	(17.9)	(18.0)
Deferral of revenue from new subscribers (current year receipts)	10.7	11.6	34.3	35.8

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Nine Months Ended September 30,
(In millions)	2008	2007

September:
Monthly recurring revenues (“MRR”) (a)	$39.8	36.3
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.4	2.8
Other revenues (c)	2.0	2.6

Revenues on a GAAP basis	$45.2	41.7

Revenues (GAAP basis):
September	$45.2	41.7
January – August	351.9	316.7

January – September	$397.1	358.4

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Includes amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect.
(c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

The company uses MRR, a non-GAAP measure, to evaluate performance. The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of income.